UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2010 (May 10, 2010)
ALLIED HEALTHCARE INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

New York	1-11570	13-3098275

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, New York, New York	10167

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 750-0064
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On May 10, 2010, Allied Healthcare International Inc. (the “Company”) and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), entered into Amendment No. 2 to Rights Agreement (the “Amendment”). The Amendment amends the Rights Agreement, dated as of April 2, 2009, as amended on March 10, 2010, between the Company and the Rights Agent (the “Rights Agreement”) to add a qualified offer provision, which would, under certain circumstances, allow the holders of 10% or more of our outstanding common stock (excluding the acquiring person) to direct the board of the Company to call a special meeting of stockholders to consider a resolution authorizing the redemption of all outstanding rights under the Rights Agreement.
Under the Rights Agreement, as amended, if the Company receives a qualified offer, shareholders holding 10% or more of the Company’s common stock (excluding the person making the qualified offer and its affiliates) have the right to call a special meeting of shareholders to vote on whether to redeem the rights for nominal consideration. If the Company receives such a shareholder notice and does not call a meeting within 90 business days of receipt of the notice, the rights will be automatically redeemed at the close of business on the 90th business day after receipt of the notice. If a meeting is held and the holders of a majority of the Company’s outstanding common stock vote in favor of the redemption of the rights, the qualifying offer will be deemed exempt from the application of the Rights Agreement, provided that no person or group has become an acquiring person and the qualifying offer continues to be a qualifying offer. A qualifying offer is an offer that a majority of the independent directors of the Company has determined to be, among other things:
(i) a fully-financed, all-cash tender offer, or an exchange offer offering shares of common stock of the offeror, or a combination thereof, in each such case for all of the outstanding shares of common stock of the Company at the same per-share consideration;
(ii) an offer whose per-share offer price exceeds the greatest of (A) the highest reported market price per share of the common stock of the Company, in the 24 months immediately preceding May10, 2010 (provided that this clause A) shall only be applicable to offers made on or prior to June 30, 2011), (B) the highest price per share of the common stock of the Company paid by the person making the tender offer or any of its affiliates during the 24 months immediately preceding the commencement of the tender offer or prior to the expiration of the tender offer and (C) the greater of (I) an amount that is 25% higher than the 12-month moving average share price of the common stock of the Company and (II) an amount that is 25% higher than the closing price per share of the common stock on the trading day immediately preceding the commencement of such offer (provided that this clause (C) shall only be applicable to offers made after June 30, 2011);
(iii) an offer that, within twenty business days after the commencement date of the offer, does not result in a nationally recognized investment banking firm retained by the board of directors of the Company rendering an opinion to the board that the consideration being offered to the shareholders of the Company is either unfair or inadequate;
(iv) an offer that is not subject to any financing, funding or similar conditions or any requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants or other outside advisors of the Company;
(v) an offer pursuant to which the Company has received an irrevocable written commitment of the offeror that the offer will remain open for at least 120 business days;
(vi) an offer that is conditioned on a minimum of at least two-thirds of the outstanding shares of the Common Stock not held by the person making such offer (and such person’s affiliates) being tendered and not withdrawn as of the offer’s expiration date;
(vii) an offer pursuant to which the Company has received an irrevocable written commitment of the offeror to consummate, as promptly as practicable upon successful completion of the offer, a second step transaction whereby all shares of the Common Stock not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to shareholders’ statutory appraisal rights, if any; and
(viii) if the offer includes non-cash consideration, (A) the non-cash portion of the consideration offered must consist solely of common stock of an entity that is a publicly-owned United States corporation, (B) such common stock must be freely tradable and listed or admitted to trading on either the New York Stock Exchange or Nasdaq, (C) no shareholder approval of the issuer of such common stock is required to issue such common stock, or, if such approval is required, such approval has already been obtained, (D) no person (including such person’s affiliates) beneficially owns 20% or more of the shares of common stock of the issuer then outstanding at the time of commencement of the offer or at any time during the term of the offer, (E) such issuer of such common stock has no other class of voting stock or other voting securities and (F) the issuer of such common stock meets the registrant eligibility requirements for use of Form S-3 for registering securities under the Act, including the filing of all required Exchange Act reports in a timely manner during the twelve calendar months prior to the date of commencement of such offer.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto and which is incorporated herein by reference.
ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.
The information set forth in Item 1.01 above is incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
Exhibits:

4.1	Amendment No. 2 to Rights Agreement, dated as of May 10, 2010, entered into by Allied Healthcare International Inc. and Computershare Trust Company, N.A., as rights agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 11, 2010

ALLIED HEALTHCARE INTERNATIONAL INC.
By:	/s/ Marvet Abbassi
	Name:	Marvet Abbassi
	Title:	Financial Controller